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                                                                   Exhibit 99.1

News Release

                       [LETTERHEAD:THE GILLETTE COMPANY]



GILLETTE REPORTS THIRD-QUARTER AND NINE-MONTH RESULTS, ANNOUNCES EXPANSION OF STOCK REPURCHASE PROGRAM

October 21, 1999

Boston - Sales for the three months ended September 30, 1999, were $2.51 billion, a decrease of 1% from $2.53 billion in 1998. Excluding the adverse effect of exchange, sales increased by 3%.

Comparing third-quarter 1999 results with the prior year before the one-time realignment charge taken in the third quarter of 1998, profit from operations was $590 million, up 3% from $575 million a year earlier. Higher interest costs associated with our share repurchase program held net income in the third quarter at $352 million, virtually unchanged from last year's net income of $353 million. Diluted net income per common share of 32 cents advanced by 7%, compared with 30 cents in the prior year's third quarter.

Comparing third-quarter 1999 results with the prior year as reported, after the one-time realignment charge, profit from operations, net income and diluted net income per common share all increased by more than 100%.

"Our third-quarter results benefited from continued outstanding performance in the core blade and razor, Duracell and oral care businesses, as well as from savings generated by the reorganization program. This strong performance was tempered by unfavorable exchange, by adverse economic conditions in several key markets and by lower sales in our Braun and stationery products businesses," said Michael C. Hawley, chairman and chief executive officer.

Mr. Hawley added, "In the fourth quarter, we are optimizing trade inventories, primarily blade inventories in Europe, to better align them with the significant contraction resulting from trade consolidations and increased efficiencies in supply chain management. We expect that this corrective action will result in a fourth-quarter sales decline in the mid-single digits and a quarterly earnings decrease in the middle to high teens.

"Gillette remains confident that the continued strength of its core businesses, benefits from its reorganization and its optimization of trade inventories, coupled with an improvement in international economies, bode well for a return to its historic

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high growth rates in the near future."

For the nine months ended September 30, 1999, net sales were $6.86 billion, virtually unchanged from $6.88 billion in 1998. Excluding the adverse effects of exchange and the divestiture of Jafra Cosmetics, sales increased by 5%. Profit from operations, when compared with 1998 before the one-time realignment charge, decreased by 5% to $1.53 billion, from $1.60 billion. Net income of $921 million declined by 7%, compared with last year's net income of $993 million. Diluted net income per common share of 82 cents compared with 86 cents, a decrease of 5% from the prior year.

Comparing nine-month 1999 results with the prior year as reported, after the one-time realignment charge, profit from operations, net income and diluted net income per common share all increased by more than 40%.

Results by business segment follow:

     - For the third quarter, the Company's BLADE AND RAZOR sales increased by 9%, and profits grew by 24%, compared with those of the prior year. For the nine months, sales were up by 10% and profits by 14%, versus 1998.

     - DURACELL sales rose by 6% and profits by 25% in the third quarter, compared with a year earlier. For the nine months, sales and profits were 4% above those of the prior year.

     - Sales of BRAUN PRODUCTS in the third quarter declined by 15% and profits by 39%, compared with a year ago. For the nine months, sales were down 11%, and profits decreased by 43%, from the prior year's levels.

     - TOILETRIES third-quarter sales fell by 5%, but profits were 6% above those of a year ago. For the nine months, sales decreased by 13%, while profits were down 2% from those of 1998.

     - Third-quarter sales of STATIONERY PRODUCTS fell by 18%, and the business reported a slight loss in the quarter. For the nine months, sales declined by 11% and profits by 78% from the levels of a year earlier.

     - ORAL-B sales in the third quarter decreased by 1%, but profits climbed by 30%, compared with the prior year. For the nine months, sales rose by 1% and profits by 2% from those of 1998.

For the third quarter and the nine months, net interest expense and exchange losses were substantially higher, while the effective tax rate was slightly lower.

At its meeting today, the Board of Directors declared the regular quarterly dividend of 14.75 cents per common share, payable


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December 3, 1999, to stockholders of record November 1, 1999, and the regular quarterly dividend of $12.0575 per share on the 8% Cumulative Series C ESOP convertible preferred stock, payable December 31, 1999.

The Company's Board of Directors also authorized an expansion of its stock repurchase program, which began in September 1997, from 75 million to 100 million shares. The Company plans to purchase the additional 25 million shares over a two-year period in the open market or in privately negotiated transactions, depending on market conditions and other factors.

This release contains "forward-looking statements" about the Company's future performance. There are, however, a number of factors that can affect the Company's future prospects and progress. These include, among other things, the acceptance of new products, economic conditions, the competitive market environment and the effectiveness of our actions with respect to optimizing trade blade inventories, all of which contain elements of uncertainty. Please refer to the Cautionary Statements contained in the Company's 10-K and 10-Q filings for a more detailed explanation of the inherent limitations in such forward-looking statements.



The unaudited consolidated income account follows:

(Millions except per share amounts)

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
                                 Three Months             Nine Months
                                    Ended                   Ended
                                 September 30            September 30
                              -----------------       ------------------
                               1999       1998         1999        1998
                              ------     ------       ------      ------
 Net Sales                    $2,509     $2,531       $6,862      $6,881
                              ------     ------       ------      ------
 Profit from Operations(a)      $590        $40       $1,529      $1,069

 Income Before Income
 Taxes(a)                       $541         $9       $1,412        $998
 Income Taxes(a)                $189         $3         $491        $352

 Net Income(a)                  $352         $6         $921        $646

 Average Number of
 Common
 Shares Outstanding
 - Basic                       1,080      1,116        1,096       1,120
 - Assuming Full Dilution      1,101      1,143        1,119       1,149

 Net Income Per Common
 Share (a)
 - Basic                        $.33         --         $.84        $.57
 - Assuming Full Dilution       $.32         --         $.82        $.56


(a) 1998 third-quarter and nine-month year-to-date figures include a one-time realignment charge, which reduced reported profit from operations and income before income taxes by $535 million, income taxes by $188 million, net income by $347 million, net income per common share, basic, by $.31 and, assuming full dilution, by $.30.


THE DATA REPORTED ABOVE ARE BASED ON UNAUDITED STATEMENTS OF INCOME, BUT INCLUDE ALL ADJUSTMENTS WHICH THE COMPANY CONSIDERS NECESSARY FOR A FAIR PRESENTATION OF RESULTS FOR THESE PERIODS.


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